SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)           October 20, 2006
STANDARD MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Indiana	0-20882	35-1773567

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code           (317) 574-6200
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
See Item 2.01 below.
Item 2.01 — Completion of Acquisition or Disposition of Assets.
On October 20, 2006, Standard Management Corporation (the “Company”), along with its subsidiary, Long Term Rx, Inc. (“the Seller”) entered into and closed an Asset Purchase Agreement (the “Agreement”) with Omnicare, Inc. (“Omnicare”), whereby certain rights, properties and assets of the Seller were purchased by Omnicare.
At the closing, Omnicare agreed to pay the Company an aggregate purchase price of up to $5.14 million. Of the purchase price, (1) $4.16 million in cash was paid by Omnicare at the closing, (2) up to an additional $.75 million payment may be made within 30 days of the six month anniversary of the closing, subject to reduction as described in the Agreement, and (3) at any time prior to January 1, 2007 a contingent payment of up to $.23 million may be made based on a calculation defined in the Agreement. The purchase price is subject to a potential post-closing adjustment to be measured against a specified net asset value of the purchased assets.
The above description is only a summary of the material terms of the Agreement. The Company intends to file the Agreement as an exhibit with its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
Item 9.01 — Financial Statements and Exhibits
(c) Exhibits. The following exhibits are filed with this Report:
99.1 — Press Release of Standard Management Corporation dated October 23, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION

	By:	/s/ Ronald D. Hunter

Name: Ronald D. Hunter Title: Chairman, President, and CEO

Dated: October 26, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated October 23, 2006.